                                                         EXHIBIT 99

ATC Technology Corporation Reports Second Quarter 2008	NEWS RELEASE
Results	For Immediate Release
For more information,
Mary Ryan
630.663.8283
maryan@corpatc.com
•	Achieves $0.42 EPS and revises 2008 EPS guidance
•	Record quarter for Logistics with net sales of $86.5 million
•	TomTom becomes Company’s second largest customer
•	Repurchased $15 million of stock in the quarter

Downers Grove, Illinois, Tuesday, July 29, 2008 – ATC Technology Corporation (ATC) (NASDAQ:ATAC), today reported financial results for the quarter ended June 30, 2008.

Second Quarter Results
For the second quarter of 2008, net sales increased 4.0% to $135.6 million from $130.4 million in the second quarter of 2007.  Income from continuing operations for the second quarter of 2008 decreased 22.4% to $9.0 million from $11.6 million in the second quarter of 2007.  The resulting income from continuing operations per diluted share was $0.42 for the second quarter of 2008 compared to $0.53 for the second quarter of 2007.

The Company’s Logistics segment delivered its strongest quarterly revenue with net sales of $86.5 million, up 25.0% from $69.2 million for the second quarter of 2007.  Logistics segment profit for the quarter increased 9.6% to $11.4 million from $10.4 million in the same quarter of last year.  The increases in revenue and profit were driven largely by the efficient launch and ramp-up of new business programs, including TomTom, and increased volumes with AT&T and other base business customers.  Second quarter 2008 results were partially offset by revenue reductions related to the automotive electronics upgrade program substantially completed during the first quarter 2008 and the Nokia test and repair program, which was terminated in mid-2007.

The Drivetrain segment’s net sales of $49.1 million decreased 19.8% from $61.2 million for the second quarter of 2007.  Second quarter 2008 segment profit was $3.1 million compared to $7.7 million for the second quarter of 2007.  The decrease in revenue was driven primarily by lower volumes of Honda remanufactured transmissions for warranty applications compared to higher volumes in the second quarter of 2007 believed to be attributable to an extension of warranty coverage on certain models.  Additionally, the Company experienced continued softness in demand for Ford and Chrysler transmissions due to normal life-cycle decay of legacy transmission platforms and general market softness.  Segment profit was correspondingly impacted by the reduced volumes.

Management Comments
Don Johnson, Chairman and CEO said, “Overall, the Company’s performance was led by our Logistics business, which achieved its seventeenth consecutive quarter-over-quarter increase in revenue with net sales up 25.0% to a new quarterly revenue record of $86.5 million.”

“I am particularly pleased to report that Logistics’ performance during the quarter was driven in large measure by the continued efficient launch and ramp-up of new business programs, most specifically, TomTom.  During the quarter, TomTom became the Company’s second largest customer, achieving this status sooner than originally expected due to TomTom’s success in the North American market.  Performance in the quarter was also driven by strong volumes in our AT&T and other base business, and continued operational efficiency improvements delivering further cost reduction.  Segment margin of 13.2% was solid due to base business strength, the TomTom ramp-up and operational efficiency improvements.    It is rewarding to see that our process improvements coupled with excellent cooperation from our customers have resulted in efficient new business launches and improved productivity.”

“I am pleased to advise that during the second quarter, we renewed our contract with T-Mobile for forward services.  We intend to continue growing with our customer to meet their market needs.”

“The demand for high quality, full-suite logistics service providers serving a variety of end markets is increasing as companies look to outsource their logistics operations in a competitive market environment.  We believe we are well positioned to participate in the range of market verticals that we are pursuing as we strategically drive to improve our customer and revenue diversification by capturing greater logistics market share.”

“Our Drivetrain segment was challenged this quarter by the anticipated reduction in Honda business, as well as by continued softness with Ford and Chrysler, partially offset by solid growth in our Allison business.  During the quarter, Drivetrain won $9.0 million in annual new business revenue, including $5.0 million in Europe.  The  business wins in Europe validate our strategy and commitment to provide enhanced service to customers on the European continent utilizing both our UK facility and our new  Czech Republic facility, which is expected to open in the first quarter of 2009.”

“During the quarter, we repurchased $15 million of stock pursuant to the $50 million stock repurchase plan we announced in February, bringing the total value of stock repurchased in the first six months of the year to approximately $25 million.  We ended the quarter with a net cash position of $0.9 million. ”

“Finally, based on our performance in the second quarter and our current outlook for the remainder of the year, we are updating our guidance.  Our revenue guidance is now $535-$555 million, revised from our previous guidance of $540-$595 million, with earnings per diluted share from continuing operations revised to $1.80-$2.00 from $1.70-$2.05.  We expect continued strong year-over-year revenue growth in our Logistics business, resulting in expected revenues in the $345-$360 million range revised from $340-$385 million.  Logistics segment profit is now expected in the $50-$55 million range, up from $45-$52 million, due to the continued base business strength, better views to the launch and ramp-up of our new business implementations, and improved efficiencies.  Our revenue guidance for the Drivetrain business is now in the range of $190-$195 million, down from $200-$210 million, due to the weakness experienced in the first half of the year and our continued soft outlook for the balance of 2008.  As a result of the revised revenue estimate, Drivetrain segment profit is revised to $12-$13 million down from the previous range of $15-$19 million.”

“During the balance of the year, our focus will be on the pursuit of additional new business in our target markets in both segments to drive growth and diversification, the launches and ramp-ups of new business wins, further cost reductions to drive overall improvement, and continued evaluation of tactical acquisitions.”

ATC will simultaneously host a conference call (dial-in number is 877-440-5784) and webcast to discuss the operating highlights and financial results for the second quarter of 2008 on Wednesday, July 30, 2008 at 9:00 A.M. Central time.

Conference call information (for those interested in asking questions after the presentation) and the webcast link (for those interested in listening only) are available at the Company’s website at www.goATC.com.  Click on Investor Relations and SEC Filings.  Select Webcasts.  Please access the website at least 15 minutes prior to the call to register, download slides and install any necessary audio/video software.  A “No Audio-Slides Only” link is also available and will allow conference call participants to view slides in sync with the conference call.

The call and slides will be archived for one year on the ATC website and will be available two hours subsequent to the call.

For further information, please see the Company’s periodic reports filed with the Securities and Exchange Commission.

ATC Technology Corporation is headquartered in Downers Grove, Illinois.  The Company provides comprehensive engineered solutions for logistics and refurbishment services to the consumer electronics industries and the light and medium/heavy-duty vehicle service parts markets.

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goATC.com

Certain statements in this news release are “forward-looking statements” (as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  These forward-looking statements generally include all statements other than statements of historical fact, including statements that are predictive, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “hopes,” and similar expressions. In addition, any statements concerning future financial performance or position (including future revenues, expenses, earnings, growth rates or margins), ongoing business strategies, budgets or prospects, and possible future actions are also forward-looking statements. The forward-looking statements contained in this news release are based on information available to our management as of the date of this news release, and reflect management’s judgments, beliefs and assumptions as of the date of this news release with respect to future events, the outcome of which is subject to risks and uncertainties that could have a significant impact on our business, operating results or financial condition in the future. Should one or more of these risks or uncertainties materialize, or should underlying information, judgments, beliefs or assumptions prove incorrect, actual results or outcomes could differ materially from those expressed or implied by the forward-looking statements in this news release. Some of these risks and uncertainties are described in our periodic filings with the Securities and Exchange Commission.  We disclaim any intention or obligation to update the forward-looking statements contained in this news release.

ATC TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Net sales:
Services	$86,512	$69,195	$171,269	$137,627
Products	49,110	61,162	93,895	123,999
Total net sales	135,622	130,357	265,164	261,626

Cost of sales:
Services	66,493	50,155	127,626	101,788
Products	40,072	45,296	76,221	92,702
Products - exit, disposal, certain severance and other charges	-	713	-	713
Total cost of sales	106,565	96,164	203,847	195,203

Gross profit	29,057	34,193	61,317	66,423

Selling, general and administrative expense	14,409	15,551	27,779	28,718
Amortization of intangible assets	36	60	87	119
Exit, disposal, certain severance and other charges	152	513	1,118	513

Operating income	14,460	18,069	32,333	37,073

Interest income	106	101	406	185
Other income, net	28	37	99	64
Interest expense	(247)	(276)	(375)	(694)

Income from continuing operations before income taxes	14,347	17,931	32,463	36,628

Income tax expense	5,387	6,293	12,418	13,379

Income from continuing operations	8,960	11,638	20,045	23,249

Gain (loss) from discontinued operations, net of income taxes	34	(1,566)	(2,478)	(3,503)

Net income	$8,994	$10,072	$17,567	$19,746

Per common share - basic:
Income from continuing operations	$0.43	$0.53	$0.94	$1.07
Gain (loss) from discontinued operations	$-	$(0.07)	$(0.12)	$(0.16)
Net income	$0.43	$0.46	$0.82	$0.91

Weighted average number of common shares
outstanding	21,002	21,777	21,422	21,714

Per common share - diluted:
Income from continuing operations	$0.42	$0.53	$0.93	$1.06
Gain (loss) from discontinued operations	$-	$(0.07)	$(0.11)	$(0.16)
Net income	$0.42	$0.46	$0.81	$0.90

Weighted average number of common and
common equivalent shares outstanding	21,187	22,104	21,645	22,022

See accompanying notes.